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                                                                      EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                        YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                        1991         1992         1993         1994         1995
                                      --------     --------     --------     --------     --------
                                                         (DOLLARS IN THOUSANDS)
Earnings
  Net income........................  $ 89,530     $157,749     $168,565     $201,943     $196,437
  Add:
     Provision for income taxes.....    50,170       88,491      109,075      110,064      141,909
     Fixed charges..................   230,984      279,827      340,568      421,170      592,519
  Less:
     Capitalized interest...........    38,947       36,291       39,363       44,610       51,091
                                      --------     --------     --------     --------     --------
  Earnings as adjusted (A)..........  $331,737     $489,776     $578,845     $688,567     $879,774
                                      ========     ========     ========     ========     ========
  Fixed charges
     Interest expense...............  $192,037     $243,536     $301,205     $376,560     $541,428
     Capitalized interest...........    38,947       36,291       39,363       44,610       51,091
                                      --------     --------     --------     --------     --------
  Fixed charges as adjusted (B).....  $230,984     $279,827     $340,568     $421,170     $592,519
                                      ========     ========     ========     ========     ========
Ratio of earnings to fixed charges
  ((A) divided by (B))..............      1.44x        1.75x        1.70x        1.63x        1.48x
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